Exhibit 4.1

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

AMENDMENT NO. 2 (this “Amendment”) dated as of May 18, 2010, to the Rights Agreement dated as of December 11, 1998, as amended by Amendment No. 1 dated as of December 10, 2008 (as amended, the “Rights Agreement”), between BENCHMARK ELECTRONICS, INC., a Texas corporation (the “Company”), and COMPUTERSHARE TRUST COMPANY, N.A., a federally chartered trust company, as rights agent (as successor rights agent to Harris Trust and Savings Bank) (the “Rights Agent”).

WHEREAS, the Board of Directors of the Company has determined to amend the Rights Agreement in order to change the Final Expiration Date (as defined in the Rights Agreement) and to make certain other changes, all as set forth below; and

WHEREAS, the Company has directed the Rights Agent to enter into this Amendment pursuant to Section 27 of the Rights Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1. Amendments to Section 1.

(a) The definition of “Acquiring Person” set forth in Section 1 of the Rights Agreement is hereby amended by deleting each reference to “15%” set forth therein and substituting therefor “20%”.

(b) The definition of “Close of Business” set forth in Section 1 of the Rights Agreement is hereby amended by deleting the words “Houston, Texas” set forth therein and substituting therefor the word “Eastern”.

(c) The definition of “Distribution Date” set forth in Section 1 of the Rights Agreement is hereby amended by inserting the parenthetical “(other than a Qualified Offer)” immediately after the words “a tender or exchange offer”.

(d) The definition of “Final Expiration Date” set forth in Section 1 of the Rights Agreement is hereby amended by deleting the date “December 11, 2018” set forth therein and substituting therefor the date May 18, 2013”.

(e) Section 1 of the Rights Agreement is hereby amended by inserting the following definition in appropriate alphabetical order:

“‘Qualified Offer’ shall mean an offer determined by the Board of Directors of the Company to have each of the following characteristics:

(i) a fully financed all-cash tender offer for any and all of the outstanding shares of Common Stock (whether such shares are outstanding at the commencement of the offer or become outstanding thereafter upon the exercise or conversion of options or other securities that are outstanding at the commencement of the offer);

(ii) an offer that has been commenced and is made by an offeror (including Affiliates or Associates of such offeror) that beneficially owns no more than 10% of the outstanding Common Stock as of the date of such commencement;

(iii) an offer whose per share offer price is greater than the higher of (a) the highest reported per share market price for Common Stock in the immediately preceding 24 months and (b) the amount that is 25% higher than the Current Market Price per share of Common Stock;

(iv) an offer that, within 20 Business Days after the commencement date of the offer (or within 10 Business Days after any increase in the offer consideration), does not result in a nationally recognized investment banking firm retained by the Board of Directors of the Company rendering an opinion to the Board of Directors of the Company that the consideration being offered to the holders of the Common Stock is either inadequate or unfair;

(v) an offer that is subject only to the minimum tender condition described below in item (vii) of this definition and other customary terms and conditions, which conditions shall not include any financing, funding or similar condition or any requirements with respect to the offeror or its agents or any other Person being permitted any due diligence with respect to the books, records, management, accountants and other outside advisors of the Company;

(vi) an offer pursuant to which the Company has received an irrevocable written commitment of the offeror that the offer will remain open for at least 120 Business Days and, if a Special Meeting is duly requested in accordance with Section 23(c), for at least 10 Business Days after the date of the Special Meeting or, if no Special Meeting is held within 90 Business Days following receipt of the Special Meeting Notice in accordance with Section 23(c), for at least 10 Business Days following such 90 Business Day period;

(vii) an offer that is conditioned on a minimum of at least two-thirds of the outstanding shares of Common Stock being tendered and not withdrawn as of the offer’s expiration date, which condition shall not be waivable;

(viii) an offer pursuant to which the Company has received an irrevocable written commitment by the offeror to consummate as promptly as practicable upon successful completion of the offer a second-step transaction whereby all shares of the Common Stock not tendered into the offer will be acquired at the same consideration per share actually paid pursuant to the offer, subject to statutory appraisal rights, if any; and

(ix) an offer that is otherwise in the best interests of the Company and its shareholders.

For purposes of this definition and related provisions of this Agreement, (a) ‘commencement’ and ‘commenced’ shall have the meanings given to such terms pursuant to Rule 14d-2(a) under the Exchange Act and (b) ‘fully financed’ shall mean that the offeror has sufficient funds for the offer and related expenses which shall be evidenced by (x) firm, unqualified, written commitments from responsible financial institutions having the necessary financial capacity, accepted by the offeror, to provide funds for such offer subject only to customary terms and conditions, which conditions shall not include any requirements with respect to such financial institutions or any other Person being permitted any due diligence with respect to the books, records, management, accountants and other outside advisors of the Company, (y) cash or cash equivalents then available to the offeror, set apart and maintained solely for the purpose of funding the offer with an irrevocable written commitment being provided by the offeror to the Board of Directors of the Company to maintain such availability until the offer is consummated or withdrawn, or (z) a combination of the foregoing, which evidence in each case has been provided to the Company prior to, or upon, commencement of the offer.  In considering whether the condition set forth in item (ix) above is satisfied, the Board of Directors of the Company may take into account the factors set forth in Article 13.06 of the Texas Business Corporation Act as in effect on the date of this Agreement and any other factors it deems relevant.

If an offer becomes a Qualified Offer in accordance with this definition, but subsequently ceases to be a Qualified Offer as a result of the failure at a later date to continue to satisfy any of the requirements of this definition, such offer shall cease to be a Qualified Offer and the provisions of Section 23(c) shall no longer be applicable to such offer, provided the actual redemption of the Rights pursuant to Section 23(c) shall not already have occurred.”

Section 2. Amendments to Section 21.

(a)  Section 21 of the Rights Agreement is hereby amended by inserting the words “in the event that the Rights Agent or one of its Affiliates is not also the transfer agent for the Company,” immediately before the word “to” and after the word “and” in the first sentence thereof;

(b) Section 21 of the Rights Agreement is hereby amended by deleting the words “, and, at the expense of the Company, to the holders, if any, of the Rights Certificates by first-class mail” in the first sentence thereof;

(c) Section 21 of the Rights Agreement is hereby amended by inserting the words “or entity” immediately before the word “organized” and after the word “corporation” in clause (a) and before the word “described” and the word  “corporation” in clause (b) thereof.

Section 3. Amendments to Section 23.

(a) Section 23(b) of the Rights Agreement is hereby amended by inserting the words “or the effectiveness of the redemption of the Rights pursuant to Section 23(c)” immediately after the parenthetical therein.

(b) Section 23 of the Rights Agreement is hereby amended by inserting the following new Section 23(c):

“(c) In the event that the Company, not earlier than 90 Business Days nor later than 120 Business Days following the commencement of a Qualified Offer, which has not been terminated prior thereto and which continues to be a Qualified Offer, receives a written notice complying with the terms of this Section 23(c) (the ‘Special Meeting Notice’) that is properly executed by the holders of record (or their duly authorized proxy) of at least 10% of the shares of Common Stock then outstanding directing the Board of Directors of the Company to submit to a vote of shareholders at a special meeting of the shareholders of the Company (a ‘Special Meeting’) a resolution authorizing the redemption of all but not less than all of the then outstanding Rights at the Redemption Price (the ‘Redemption Resolution’), then the Board of Directors of the Company shall take such actions as are necessary or desirable to cause the Redemption Resolution to be submitted to a vote of the shareholders of the Company, by including a proposal relating to adoption of the Redemption Resolution in the proxy materials of the Company for the Special Meeting.  For purposes of a Special Meeting Notice, the record date for determining eligible holders of record shall be the 90th Business Day following the commencement of a Qualified Offer.  Any Special Meeting Notice must be delivered to the Secretary of the Company at the principal executive offices of the Company and must set forth as to the shareholders of record executing the request (i) the name and address of such shareholders, as they appear on the Company’s books and records, (ii) the class and number of shares of Common Stock which are owned of record by each of such shareholders and (iii) in the case of Common Stock that is owned beneficially by another Person, an executed certification by the holder of record that such holder has executed such Special Meeting Notice only after obtaining instructions to do so from such beneficial owner.  Subject to the requirements of applicable law, the Board of Directors of the Company may take a position in favor of or opposed to the adoption of the Redemption Resolution, or no position with respect to the Redemption Resolution, as it determines to be appropriate in the exercise of its duties.  In the event that no Person has become an Acquiring Person prior to the redemption date referred to in this Section 23(c), and the Qualified Offer continues to be a Qualified Offer and either (i) the Special Meeting is not held on or prior to the 90th Business Day following receipt of the Special Meeting Notice, or (ii) at the Special Meeting, the holders of a majority of the shares of Common Stock outstanding as of the record date for the Special Meeting shall vote in favor of the Redemption Resolution, then all of the Rights shall be deemed redeemed by such failure to hold the Special Meeting or as a result of such shareholder action, as the case may be, at the Redemption Price, and the Board of Directors of the Company shall take such other action as would prevent the existence of the Rights from interfering with the consummation of the Qualified Offer, effective either (i) as of the Close of Business on the 90th Business Day following receipt of the Special Meeting Notice if a Special Meeting is not held on or prior to such date or (ii) as of the date on which the results of the vote on the Redemption Resolution at the Special Meeting are certified as official by the appointed inspectors of election for the Special Meeting, as the case may be.”

Section 4. Amendment to Section 33.  Section 33 of the Rights Agreement is hereby amended by inserting the following sentence immediately after the first sentence therein:

“A signature to this Agreement transmitted electronically shall have the same authority, effect and enforceability as an original signature.”

Section 5. Amendments to Exhibit B.  Exhibit B to the Rights Agreement is hereby amended by deleting each reference to the date “December 11, 2018” set forth therein and substituting therefor the date “May 18, 2013”.

Section 6. Amendments to Exhibit C.  Exhibit C to the Rights Agreement is hereby amended by (a) deleting the reference to “15%” set forth therein and substituting therefor “20%”, (b) deleting the date “December 11, 2018” set forth in the third paragraph thereof and substituting therefor the date “May 18, 2013”, (c) inserting the parenthetical “(other than a Qualified Offer (as defined in the Rights Agreement))” immediately after the words “a tender or exchange offer” and (d) amending and restating the tenth paragraph thereof in its entirety as follows:

“At any time until 10 days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the “Redemption Price”), payable, at the option of the Company, in cash, shares of Common Stock or such other consideration as the Board of Directors may determine.  In addition, not earlier than 90 business days nor later than 120 business days after the Company receives a Qualified Offer, the holders of record of 10% of the shares of Common Stock shall be entitled to deliver a written notice to the Company requesting a special meeting of the shareholders of the Company to vote upon a resolution authorizing the redemption of all but not less than all of the then outstanding Rights at the Redemption Price.  If either (i) the special meeting is not held on or prior to the 90th business day following receipt of the notice, or (ii) at the special meeting, the holders of a majority of the shares of Common Stock outstanding shall vote in favor of the redemption resolution, then all of the Rights shall be deemed redeemed at the Redemption Price.  Immediately upon the effectiveness of the action of the Board of Directors ordering redemption of the Rights or the effectiveness of the redemption of the Rights pursuant to the Qualified Offer redemption provisions, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.”

Section 7. Certification.  The officer of the Company executing this Amendment on behalf of the Company hereby certifies on behalf of the Company that this Amendment complies with the terms of Section 27 of the Rights Agreement.

Section 8. Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Texas and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

Section 9. Execution in Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

Section 10. Rights Agreement as Amended.  Upon the effectiveness of this Amendment, the term “Agreement” as used in the Rights Agreement shall refer to the Rights Agreement as amended hereby.

Section 11. Ratification of Rights Agreement.  Except as otherwise expressly set forth herein, the Rights Agreement is hereby ratified and confirmed and remains in full force and effect as originally entered into as of December 11, 1998, and as amended as of December 10, 2008.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

BENCHMARK ELECTRONICS, INC.

by

/s/ Cary T. Fu
Name: Cary T. Fu Title: Chief Executive Officer

Attest:

by

/s/ Kenneth S. Barrow
Name: Kenneth S. Barrow Title: Secretary

COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent

by

/s/ Kellie Gwinn
Name: Kellie Gwinn Title: Vice President

Attest:

by

/s/ Ian Yewer
Name: Ian Yewer Title: Branch President